SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   July 23, 2014

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

                                       Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05   COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On July 23, 2014, Interface, Inc. (the “Company”) committed to a new restructuring plan in its continuing efforts to reduce costs in the Company’s FLOR business and overseas floorcovering operations.  As a result of this plan, the Company expects to incur a pre-tax restructuring charge of approximately $3 million to $5 million during the third quarter of 2014.  Substantially all of the expected charge is for employee severance expenses which will result in future cash expenditures.  The restructuring plan is expected to be substantially completed by the end of 2014, and is expected to yield annual cost savings of approximately $3 million to $5 million beginning in fiscal year 2015.

This Current Report on Form 8-K contains statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include statements regarding the anticipated future charges, expenditures and savings relating to the restructuring plan described above. In particular, all of the anticipated charges, expenditures, savings and time frame relating to the restructuring plan described above are estimates and are therefore subject to change. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which discussion is incorporated herein by this reference. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this report and cautions readers not to place undue reliance on any such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President
Date: July 25, 2014